Exhibit 99.1

Tuscan Holdings Corp. II Stockholders Approve Extension of the Date to Consummate Business Combination, Among Other Actions

New York, NY, April 16, 2021 (GLOBE NEWSWIRE) -- Tuscan Holdings Corp. II (NASDAQ: THCAU) (the “Company”) announced today that at the annual meeting of stockholders held on April 14, 2021, the Company’s stockholders approved a proposal to extend the date by which the Company has to consummate a business combination from April 16, 2021 to September 30, 2021 (the “Extension Amendment Proposal”). The Company’s stockholders also approved a proposal to approve the early winding up and redemption of 100% of the outstanding public shares if determined by the Company’s board of directors and re-elected Sila Calderón and Michael Auerbach as Class I directors to the Company’s board of directors.

Commenting on the results of the meeting, Stephen Vogel, the Company’s Chief Executive Officer, said, “we are pleased with the strong support our stockholders have provided, with approximately 97.8% of those voting casting their votes for approval of the Extension Amendment Proposal.”

Contact:

Stephen A. Vogel
Chief Executive Officer
Tuscan Holdings Corp. II
(646) 948-7100